Relating to the Preliminary Pricing Supplement Dated September 28, 2007
(subject to completion)

Wachovia Corporation
Index Call Warrants Expiring October 22, 2009
Exercisable for Cash based on the Value of the
Wachovia Composite MLP Index

Registration No. 333-141071
Issuer Free Writing Prospectus
Filed pursuant to Rule 433

We refer to the Preliminary Pricing Supplement dated September 28, 2007 for Wachovia Corporation Index Call Warrants Expiring October 22, 2009 Exercisable for Cash based on the Value of the Wachovia Composite MLP Index. We wish to inform you that the settlement date for the offering is expected to occur two days after pricing (T+2).

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or and dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-214-6282 and asking for the Investment Solutions Group.